UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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BACKWEB TECHNOLOGIES LTD.
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November      , 2005
Dear Fellow Shareholder:
      You are cordially invited to attend the 2005 Annual General Meeting of Shareholders of BackWeb Technologies Ltd., on Thursday, December 29, 2005, beginning at 4:00 p.m., local time, at the Company’s principal executive offices located at 10 Ha’amal St., Park Afek, Rosh Ha’ayin 48092, Israel. All shareholders of record on November 28, 2005 are invited to attend the Annual General Meeting.
      The Notice of Annual General Meeting of Shareholders, the Proxy Statement and the accompanying proxy card, and BackWeb’s Annual Report on Form 10-K for the year ended December 31, 2004 are enclosed.
      Please vote on each of the matters listed in the enclosed Notice of Annual General Meeting of Shareholders. Your Board of Directors recommends a vote “FOR” each of the proposals listed in the Notice. Please refer to the Proxy Statement for detailed information on each of the proposals.
      The vote of every shareholder is important. Regardless of whether you plan to attend the meeting, please vote by signing and returning the enclosed proxy card as soon as possible in the envelope provided.
      On behalf of the Board of Directors of BackWeb Technologies Ltd. and its management team, I would like to thank you for your continued interest in BackWeb and look forward to seeing you at the meeting.

Sincerely,

William Heye
Chief Executive Officer

BACKWEB TECHNOLOGIES LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held December 29, 2005
TO THE SHAREHOLDERS OF BACKWEB TECHNOLOGIES LTD.:
      The 2005 Annual General Meeting of Shareholders of BackWeb Technologies Ltd. (the “Company”) will be held on Thursday, December 29, 2005, at 4:00 p.m., local time, at the Company’s principal executive offices located at 10 Ha’amal St., Park Afek, Rosh Ha’ayin 48092, Israel for the following purposes:

1. To re-elect Eli Barkat as a Class III director to serve for a term of three years, expiring upon the 2008 Annual General Meeting of Shareholders, or until his successor is elected;

2. To elect Kara Andersen to serve as an Outside Director under Israel’s Companies Law for a term of three years;

3. To approve an amendment to the Company’s Articles of Association regarding director and officer insurance, indemnification and exculpation;

4. To approve insurance, indemnification and exculpation agreements with each of the Company’s directors;

5. To (i) ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and (ii) authorize the Audit Committee to enter into an agreement to pay the fees of Grant Thornton on customary terms; and

6. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on November 28, 2005 are entitled to attend and vote at the meeting. Shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Please note, however, that if your shares are held of record by a broker, bank, or other nominee, and you wish to vote at the meeting, you must obtain from that broker, bank, or other nominee a proxy card issued in your name. If you send in your proxy card and then decide to attend the meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

FOR THE BOARD OF DIRECTORS,

Eli Barkat,
Chairman of the Board of Directors
Rosh Ha’ayin, Israel
November      , 2005
IMPORTANT:
Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy card in the envelope provided.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROPOSAL ONE RE-ELECTION OF CLASS III DIRECTOR
PROPOSAL TWO ELECTION OF OUTSIDE DIRECTOR
COMPENSATION OF DIRECTORS
BOARD MEETINGS AND COMMITTEES
PROPOSAL THREE APPROVAL OF AN AMENDMENT TO THE ARTICLES OF ASSOCIATION OF THE COMPANY REGARDING INSURANCE, INDEMNIFICATION AND EXCULPATION
PROPOSAL FOUR APPROVAL OF INDEMNIFICATION AGREEMENTS WITH THE COMPANY’S DIRECTORS, OFFICERS AND OFFICE HOLDERS
PROPOSAL FIVE RATIFICATION OF APPOINTMENT AND COMPENSATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SUMMARY COMPENSATION TABLE
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
DEADLINE FOR FUTURE PROPOSALS OF SHAREHOLDERS
OTHER PROPOSED ACTION

BACKWEB TECHNOLOGIES LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of BackWeb Technologies Ltd., an Israeli company (the “Company” or “BackWeb”), for use at the Company’s Annual General Meeting of Shareholders (the “Annual General Meeting”), to be held on Thursday, December 29, 2005, at 10 Ha’amal St., Park Afek, Rosh Ha’ayin 48092, Israel, commencing at 4:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders.
      The Notice of Annual General Meeting of Shareholders, this Proxy Statement and the accompanying proxy card, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, are first being mailed on or about November      , 2005 to shareholders entitled to vote at the Annual General Meeting.
Record Date and Shares Outstanding
      The Board has set November 28, 2005 (the “Record Date”) as the record date for the Annual General Meeting. Only holders of record of the Company’s Ordinary Shares, par value NIS 0.03 per share (“Ordinary Shares”), at the close of business on that date are entitled to vote at and attend the Annual General Meeting. Shareholders who hold Ordinary Shares as of the Record Date through a bank, broker or other nominee that is a shareholder of record of the Company or that appears in the participant listing of a security depository are also entitled to notice of, and to vote at, the Annual General Meeting. We had approximately                     Ordinary Shares outstanding as of the Record Date.
Solicitation and Voting
      The Company will bear the cost of soliciting proxies for the Annual General Meeting. The Company will ask banks, brokerage houses, fiduciaries and custodians holding Ordinary Shares in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such Ordinary Shares, and the Company may also reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, the Company and its directors, officers and employees, may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or employees for such services.
      Each shareholder is entitled to one vote for each Ordinary Share held by such person on all matters presented at the meeting. The required quorum for the transaction of business at the Annual General Meeting is two or more shareholders present in person or by proxy and holding, in the aggregate, more than fifty percent of the Company’s Ordinary Shares issued and outstanding on the Record Date. Under Israeli law, broker non-votes, which occur when a shareholder does not give a proxy to his or her broker with instructions as to how to vote his or her shares, and abstentions will be disregarded and will have no effect on whether the requisite vote is obtained. However, broker non-votes and abstentions will be counted for purposes of establishing a quorum.
      Proxies properly executed, duly returned to and received by the Company prior to the Annual General Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are given on the proxies, such proxies will be voted “FOR” each of the proposals contained in the proxies. In the case of the election of directors to the Board, proxies that give no instructions as to how they should be voted will be counted as voted “FOR” the election to the Board of each of the nominees presented by the Board.
Revocability of Proxies
      Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by delivering to the Secretary of the Company, prior to the Annual General

Meeting, at the above address of the Company, a written notice of revocation or a duly executed proxy bearing a later date. A shareholder of record at the close of business on the Record Date may also revoke his or her proxy by voting in person if present at the Annual General Meeting. Attendance at the Annual General Meeting will not, by itself, revoke a proxy.
PROPOSAL ONE
RE-ELECTION OF CLASS III DIRECTOR
      In accordance with the Company’s Articles of Association, the Company’s shareholders last fixed the maximum number of directors at six. The Company currently has four directors, one of whom is standing for re-election at this Annual General Meeting. In addition, as discussed in Proposal Two, “Election of Outside Director,” the Company is seeking to fill one of the two vacancies on its Board at this Annual General Meeting by electing a second Outside Director in accordance with Israel’s Companies Law. Proxies cannot be voted for a greater number of persons than the nominees named in this Proxy Statement.
      Our Articles of Association provide for a classified Board, with directors being divided into Class I, Class II and Class III. Outside Directors elected in accordance with Israel’s Companies Law are not members of any class of directors.
      Mr. Eli Barkat, the Company’s Chairman, serves as a Class III director. His term expires as of this 2005 Annual General Meeting of Shareholders. Shareholders are being asked to re-elect Mr. Barkat as a Class III director, to serve for a term of three years, expiring upon the 2008 Annual General Meeting of Shareholders, or until his successor is elected.
      Biographical information concerning Mr. Barkat, the nominee for re-election as a Class III director is set forth below.
Nominee for Re-election to the Board as a Class III Director to Serve for a Three-Year Term Until the Annual General Meeting of Shareholders to Be Held in 2008

Eli Barkat
      ELI BARKAT, age 42, has served as our Chairman of the Board since 1996. He also served as our Chief Executive Officer from 1996 through December 2003. From 1988 to February 1996, Mr. Barkat served as a Managing Director and Vice President of Business Development of BRM Technologies Ltd., a technology venture firm. Prior to 1988, Mr. Barkat held various positions with the Aurec Group, a communications media and information company, and Daizix Technologies, a computer assisted design applications company. In addition, Mr. Barkat served as a paratrooper in the Israel Defense Forces where he attained the rank of lieutenant. Mr. Barkat holds a B.S. in computer science and mathematics from the Hebrew University of Jerusalem.
      The terms of office of Uday Bellary, the Company’s Class I director whose term is scheduled to expire at the 2006 Annual General Meeting of Shareholders, and of William Heye, the Company’s Class II director whose term is scheduled to expire at the 2007 Annual General Meeting of Shareholders, will continue beyond the Annual General Meeting. Therefore, they are not required to stand for re-election at the Annual General Meeting. Biographical information concerning Mr. Bellary and Mr. Heye is set forth below.
Class I Director Whose Term Continues Until the Annual General Meeting of Shareholders to Be Held in 2006

Uday Bellary
      UDAY BELLARY, age 50, has served as one of our directors since 2004. Mr. Bellary is the Executive Vice President and Chief Financial Officer of VL, Inc., a provider of “Voice over IP” technology and services, and has held this position since September 2003. From February 2000 through September 2003, Mr. Bellary served as Senior Vice President, Finance & Administration and Chief Financial Officer of Metro Optix, Inc., a

provider of optical networking equipment that was acquired in September 2003 by Xtera Communications. From September 1997 to October 1999, he served as Vice President of Finance and Chief Financial Officer of MMC Networks, Inc., a manufacturer of data networking processors that was acquired in October 2000 by Applied Micro Circuits Corporation. Mr. Bellary also serves on the board of directors of Versant Corporation and several private companies. Mr. Bellary holds a B.S. degree in finance, accounting and economics from Karnatak University, India and a DMA degree in finance management and managerial accounting from the University of Bombay, India. He is a Certified Public Accountant in the U.S. and a Chartered Accountant in India.
Class II Director Whose Term Continues Until the Annual General Meeting of Shareholders to Be Held in 2007

William Heye
      WILLIAM HEYE, age 44, has been one of our directors since July 2005. Mr. Heye became the Company’s Chief Executive Officer on October 11, 2004. Prior to that, he served as the Company’s Vice President, Business Development and Products from 2003 through 2004; as the Company’s Vice President, Professional Services from 2001 through 2003; as Director of Research and Development from 1998 through 2001, and as Director of Product Management and Marketing from 1996 through 1998. Prior to joining BackWeb, from 1992 to 1996 Mr. Heye was Director of Marketing & Sales at The Voyager Company, a media company, responsible for launching the company’s consumer film and CD-ROM products and developing sales and marketing programs. From 1985 to 1990, Mr. Heye held various technical and field sales positions at IBM. Mr. Heye holds a B.S. in mechanical engineering and a B.A. in English from Texas A&M University, and an M.B.A. from the Harvard Business School.
Vote Required
      The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required for the re-election of Mr. Barkat as a Class III director.
      THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RE-ELECTION OF MR. BARKAT AS A CLASS III DIRECTOR.
PROPOSAL TWO
ELECTION OF OUTSIDE DIRECTOR
      Israel’s Companies Law requires us to have at least two Outside Directors who are each elected for a three-year term of office. Outside Directors are not members of any class of directors. Mr. Amir Makleff was elected by the shareholders at the 2004 Annual General Meeting of Shareholders to serve as an Outside Director under Israel’s Companies Law. Isabel Maxwell served as the Company’s other Outside Director until her departure from the Board in May 2005. The shareholders are being asked to elect Ms. Kara Andersen to serve as an Outside Director under Israel’s Companies Law for a three-year term to fill the vacancy created by the departure of Ms. Maxwell from the Company’s Board. Ms. Andersen was suggested for consideration for election to the Company’s Board of Directors by Mr. Makleff.
      Biographical information concerning Ms. Andersen, the nominee for election as an Outside Director, is set forth below.
Nominee for Election to the Board as an Outside Director to Serve for a Three-Year Term Until the Annual General Meeting of Shareholders to Be Held in 2008

Kara Andersen
      KARA ANDERSEN, age 41, is Vice President of Operations and General Counsel at PneumRx, Inc., a medical device company. Prior to joining PneumRx in August 2004, Kara was a partner at the law firm of Keker & Van Nest, LLP, where she had practiced since 1996. Kara received an A.B. in Organizational

Behavior and Management and French Literature from Brown University and a J.D. from the UCLA School of Law. Kara currently serves on the Boards of Directors of the Legal Aid Society-Employment Law Center and of ODC, a non-profit arts organization.
      The term of office of Amir Makleff, the Company’s other Outside Director whose term is scheduled to expire at the 2007 Annual General Meeting of Shareholders, will continue beyond the Annual General Meeting. Therefore, he is not required to stand for re-election at the Annual General Meeting. Biographical information concerning Mr. Makleff is set forth below.
Outside Director Whose Term Continues Until the Annual General Meeting of Shareholders to Be Held in 2007

Amir Makleff
      AMIR MAKLEFF, age 57, has served as one of our directors since 2004. Mr. Makleff is a co-founder of BridgeWave Communications, a provider of gigabit wireless products and high frequency Micro-Electro-Mechanical Systems (MEMS) technology, and has served as its President and Chief Executive Officer since January 1999. From November 1995 to November 1998, Mr. Makleff served as Chief Operating Officer and Senior Vice President of Engineering of Netro Corporation, a fixed wireless networking infrastructure provider. From 1990 to 1995, Mr. Makleff served as General Manager and Vice President, Engineering of the Access Division of Telco System, a telecom equipment supplier. Prior to that, Mr. Makleff held senior engineering and marketing positions at Nortel, Amdahl Corporation, and Telestream Corporation, of which he was co-founder. Mr. Makleff served for eight years in various senior research and development roles in the Israeli Ministry of Defense. Mr. Makleff holds a B.S. and an M.S. from the Technion — Israel Institute of Technology.
Vote Required
      The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required for the election of Ms. Andersen as an Outside Director. In addition, the shareholders’ approval must include at least one-third of the Ordinary Shares (other than shares held by the Company’s controlling shareholders) voting on this proposal in person or by proxy, or, alternatively, the total number of Ordinary Shares (other than shares held by the Company’s controlling shareholders) voted against this proposal must not represent more than one percent of the outstanding Ordinary Shares. For this purpose, you are asked to indicate on the enclosed proxy card whether you are a controlling shareholder of the Company; by signing and returning the proxy card you are confirming that you are not a controlling shareholder of the Company unless you specifically indicate to the contrary. Under the Israeli Companies Law, in general, a person will be deemed to be a controlling shareholder if the person has the power to direct the activities of the Company, otherwise than by reason of being a director or other office holder of the Company.
      THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF MS. ANDERSEN AS AN OUTSIDE DIRECTOR.
COMPENSATION OF DIRECTORS
      At the 2003 Annual General Meeting of Shareholders, shareholders approved a cash compensation package for non-employee directors. Under the approved compensation policy, non-employee directors receive cash remuneration consisting of $1,000 per fiscal quarter, plus $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended. In addition, the Chair of the Audit Committee receives an additional $500 per Audit Committee meeting. Meeting fees for Board meetings require in person or videoconference attendance, with one telephone meeting exception allowed for each year. Committee meeting attendance may be in person, by videoconference, or by telephone.
      In addition, under the policy approved by the shareholders, non-employee directors are eligible for non-discretionary grants of stock options under the Company’s option plans. Non-employee directors receive a non-discretionary option grant of 50,000 Ordinary Shares upon their initial election or appointment to the

Board and annual option grants of 15,000 Ordinary Shares at each Annual General Meeting of Shareholders thereafter during their term of service. Annual option grants are not made in cases where a director’s term of office prior to the Annual General Meeting has been shorter than six months. The non-discretionary grants vest over a period of four years, with one-quarter of the Ordinary Shares subject to the option becoming vested and exercisable after one year and monthly thereafter over the remaining period of thirty-six months, subject to continued service as a director of the Company. The grant date of the initial option grant is the date that the non-employee director is initially elected or appointed to the Board. The grant date of the annual option grant is the date of the Annual General Meeting. The exercise price for these non-discretionary grants is the closing sale price of the Company’s Ordinary Shares on The Nasdaq SmallCap Market the day before the grant date.
      Reasonable expenses incurred by each director in connection with his or her duties as a director are also reimbursed. A Board member who is also an employee of BackWeb does not receive compensation for service as a director.
BOARD MEETINGS AND COMMITTEES
      The Board held a total of eight meetings (including regularly scheduled and special meetings) during fiscal 2004. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and any meetings of committees of the Board on which he served.
      The Board has a standing Audit Committee and Compensation Committee. The Board does not currently have a formal nominating committee or a governance committee. The functions customarily performed by nominating and governance committees are performed by the independent members of the Board who make recommendations to the full Board regarding candidates for nomination and the size and composition of the Board. The independent members of the Board monitor the mix of skills, experience and background of the Board to ensure it maintains the necessary composition to effectively perform its oversight functions. The independent members of the Board may from time to time solicit and receive recommendations for candidates from members of the Board, senior level executives, individuals personally known to the members of the Board, and third party search firms as appropriate. In order to be considered for membership on the Board, a candidate should possess, at a minimum, the following qualifications:

•	high personal and professional ethics and integrity;

•	commitment to representing the long-term interests of the Company’s shareholders;

•	objectivity and practical and mature judgment; and

•	willingness to understand the business of the Company and to devote adequate time to carry out his or her duties.
      The independent members of the Board believe that their processes effectively serve the functions of nominating and governance committees, and do not believe there is a need for a separate, formal nominating or governance committee. Although there is no formal policy regarding shareholder nominees, the independent members of the Board believe that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on the independent members of the Board’s assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. Shareholders wishing to propose nominees for consideration for the Board should submit the candidate’s name and qualifications to our Corporate Secretary prior to the deadlines set forth under “Deadline for Future Proposals of Shareholders” in this Proxy Statement.
      The current members of the Audit Committee are Messrs. Bellary and Makleff, with Mr. Bellary serving as the chair of the Audit Committee. Ms. Andersen will become a member of the Audit Committee following the Annual General Meeting if our shareholders elect her to the Board. Ms. Maxwell served as a member of the Audit Committee until she left the Board in May 2005 and Mr. Bellary joined the Audit Committee in July 2005. As described in more detail in the Report of the Audit Committee of the Board of Directors in this Proxy Statement, the Audit Committee is responsible for assisting the Board in its oversight of our accounting and financial reporting processes, the audits of our financial statements, and our system of internal controls. The Audit Committee held four meetings in fiscal 2004. The Board of Directors has determined that Mr. Bellary is an “audit committee financial expert,” as defined under Item 401(h) of Regulation S-K. Each member of the Audit Committee is independent as defined under the rules of The Nasdaq Stock Market and as required under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee operates under a written charter that was filed with the Company’s definitive proxy statement relating to its 2003 Annual General Meeting of Shareholders.
      The Compensation Committee currently consists of Messrs. Makleff and Bellary, with Mr. Makleff serving as the chair of the Compensation Committee. We expect Ms. Andersen to become a member of the Compensation Committee following the Annual General Meeting if our shareholders elect her to the Board. As described in more detail in the Report of the Compensation Committee of the Board of Directors in this Proxy Statement, the Compensation Committee reviews and approves all forms of compensation to be provided to the Company’s executive officers, consults with management regarding compensation and benefits for non-executive officers and other employees, and oversees our compensation and benefits policies generally. The Compensation Committee held one meeting in fiscal 2004. Messrs. Makleff and Bellary are each independent as defined under the rules of The Nasdaq Stock Market, “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.
Communication with the Board
      Shareholders may send communications to the Board of Directors by writing to them at BackWeb Technologies Ltd., Attention: Vice President, Finance, 2077 Gateway Place, Suite 500, San Jose, CA 95110. All shareholder communications will be reviewed by the Vice President, Finance and forwarded to the Board if appropriate. Our Vice President, Finance reserves the right to not forward to board members any abusive, threatening, or otherwise inappropriate materials.
Directors’ Attendance at Annual General Meetings of Shareholders
      Although we do not have a formal policy regarding attendance by members of the Board at our Annual General Meeting of Shareholders, we encourage directors to attend. In 2004, one of our directors attended our Annual General Meeting of Shareholders.
PROPOSAL THREE
APPROVAL OF AN AMENDMENT TO THE ARTICLES OF ASSOCIATION OF
THE COMPANY REGARDING INSURANCE, INDEMNIFICATION AND EXCULPATION
Background
      Our Articles of Association currently allow us to procure insurance for or indemnify any Office Holder (defined as any director, managing director, general manager, chief executive officer, executive vice president, vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of these positions regardless of that person’s title) to the fullest extent permitted under Israel’s Companies Ordinance or any successor provisions, provided that the procurement of any such insurance or provision of any such indemnification, as the case may be, is approved by the Audit Committee of the Company and otherwise as required by law. Our Articles of Association also allow us to procure insurance for or indemnify any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder. The specific text of Article 68 of our Articles of Association governing indemnity and insurance is as follows:

“68. Indemnity and Insurance

Subject to the provisions of the Companies Ordinance, the Company may (i) procure insurance for, or indemnify any Office Holder, to the fullest extent permitted and not prohibited by Sections 96(41)

and 96(42) of the Companies Ordinance, or any successor provisions; provided, however, that the procurement of any such insurance or provision of any such indemnification, as the case may be, is approved by the Audit Committee of the Company and otherwise as required by law; or (ii) procure insurance for or indemnify any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.”

      The Company was incorporated and its Articles of Association were adopted under Israel’s Companies Ordinance, the predecessor to Israel’s Companies Law. The Companies Law made certain changes to the rules governing insurance, indemnification and exculpation of Office Holders. The principal changes made by the Companies Law were: to allow exculpation of Office Holders; to permit both indemnification after the fact and an advance undertaking to indemnify, provided that such advance undertaking is limited to categories of events that the Board believes are foreseeable on the date of grant of the undertaking to indemnify and to an amount determined by the Board to be reasonable in the circumstances; and to provide various limitations on the types of liability that may be insured, indemnified or exculpated.
      In March 2005, the provisions of the Companies Law that govern the insurance, indemnification and exculpation of Office Holders were amended. The two principal changes made by the amendment were to allow indemnification in connection with specific regulatory investigations and proceedings, and to require that a company’s board of directors find the limits on an advance undertaking to indemnify regarding monetary liability imposed in favor of a third party in a judgment appropriate in view of the specific company’s activities.
      In light of the cumulative effect of the changes to these provisions since the adoption of these provisions in our Articles of Association, our Board of the Directors believes that, although not required, it would be advisable to amend the provisions of our Articles of Association to more accurately reflect the current provisions of the Companies Law. Our Board of Directors believes that amending our Articles of Association to conform more closely to the current provisions of the Companies Law will facilitate the recruitment and retention of qualified individuals to serve as our directors.
Proposal
      You are being asked to approve an amendment to our Articles of Association regarding insurance, indemnification and exculpation to reflect the changes to the Companies Law discussed above.
      We are proposing to adopt the following Special Resolution:

“RESOLVED, that the Company’s Articles of Association be amended to replace Article 68 with the following:

“68. Insurance, Indemnification and Exculpation
      The Company may insure, indemnify and exculpate its Office Holders to the fullest extent permitted by law, from time to time. Without limiting the generality of the foregoing:

(a) Subject to the provisions of the Companies Law 5759-1999 as amended from time to time (the “Companies Law”), the Company may enter into a contract for the insurance of its Office Holders, for act or omissions in their capacity as Office Holders, in whole or in part, against any of the following:

(i) breach of the duty of care owed to the Company or a third party;

(ii) breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to believe that his action would not harm the Company’s interests; and

(iii) monetary liability imposed on the Office Holder in favor of a third party.

(b) Subject to the provisions of the Companies Law, the Company is entitled retroactively to indemnify any Office Holder, or to provide a prior undertaking to indemnify an Office Holder where such prior undertaking is limited (1) to categories of events that the Board believes are foreseeable in light of the Company’s activities on the date of grant of the undertaking to indemnify, and (2) to an amount or in accordance with guidelines determined by the Board to be reasonable in the circumstances (and such undertaking includes the categories of events that the Board believes are foreseeable in light of the Company’s activities on the date of grant of the undertaking to indemnify and to an amount or in accordance with guidelines determined by the Board to be reasonable in the circumstances), for an act that such Office Holder performed by virtue of being an Office Holder of the Company, for monetary liability imposed on the Office Holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court.

(c) Subject to the provisions of the Companies Law, the Company is entitled retroactively to indemnify any Office Holder, or to provide a prior undertaking to indemnify an Office Holder for:

(i) reasonable legal costs, including attorney’s fees, expended by an Office Holder as a result of an investigation or proceeding instituted against the Office Holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the Office Holder and either (A) no financial liability was imposed on the Office Holder in lieu of criminal proceedings, or (B) financial liability was imposed on the Office Holder in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent; and

(ii) reasonable legal costs, including attorneys’ fees, expended by the Office Holder or for which the Office Holder is charged by a court, (a) in an action brought against the Office Holder by or on behalf of the Company or a third party, or (b) in a criminal action in which the Office Holder is found innocent, or (c) in a criminal action in which the Office Holder is convicted and in which a proof of criminal intent is not required.

(d) Subject to the provisions of the Companies Law, the Company may exculpate an Office Holder in advance from liability, or any part of liability, for damages sustained by virtue of a breach of duty of care to the Company.”
Vote Required
      The affirmative vote of at least 75% of the Ordinary Shares voting on this proposal in person or by proxy is required for approval of the Special Resolution to amend the Articles of Association of the Company.
Board Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE ARTICLES OF ASSOCIATION OF THE COMPANY.
* * * * *
      The Companies Law provides that the fourth item of business, described in greater detail below, can be validly approved by shareholders only following approval by the Audit Committee and the Board of Directors, in that order. Accordingly, the shareholders meeting will be adjourned immediately following the vote on the third item of business specified above. If the nominee for outside director is elected, the newly-constituted Board of Directors of the Company will convene at such time to appoint an Audit Committee that includes both outside directors, as required by Israeli Law. Thereafter, the Audit Committee will consider a proposal to approve the fourth item of business specified below. If the Audit Committee approves this proposal, the proposal will then be submitted to the Board of Directors for consideration. Subject to the approval of the Audit Committee and the Board of Directors of this proposal, the shareholders meeting will reconvene at 4:30 p.m., to consider and vote upon the fourth item of business, described in greater detail below.
* * * * *

PROPOSAL FOUR
APPROVAL OF INDEMNIFICATION AGREEMENTS WITH THE COMPANY’S
DIRECTORS, OFFICERS AND OFFICE HOLDERS
Background
      Shareholders are being asked to approve the insurance, indemnification and exculpation agreements that the Company intends to enter into with each of its directors, in the form attached hereto as Exhibit A (the “Indemnification Agreements”). Such Indemnification Agreements conform to the amendment to the Company’s Articles of Association set forth above, and will not be brought before the shareholders for approval if Proposal No. Three above is not approved. The proposed form of agreement is intended to ensure that our directors have indemnification to the fullest extent permitted by law. In light of the increased responsibility of directors pursuant to the Sarbanes-Oxley Act and changes to the corporate governance requirements of The Nasdaq Stock Market and Israeli law, and the increased difficulty of recruiting and retaining qualified directors, the Board of Directors has determined that it is in the best interests of the Company to enter into Indemnification Agreements with its directors. In particular, the Board believes that most of its peers provide indemnification agreements to their directors, and that such agreements are typical for companies that are publicly traded on United States securities exchanges or on Nasdaq. As a result, the absence of such an agreement can seriously prejudice the Company in seeking to recruit and retain qualified directors.
      In general, the proposed Indemnification Agreements would generally indemnify the Company’s directors to the fullest extent permitted by applicable law for any liability and reasonable legal expense that may be imposed on them for actions, or failures to act, in their capacity as Office Holders of the Company or its subsidiaries. The Company would also be obligated to advance an amount estimated to cover the director’s reasonable legal expenses, including attorneys’ fees, with respect to which they would be entitled to be indemnified. In addition, the proposed Indemnification Agreements would require that the Company maintain directors’ and officers’ liability insurance for the benefit of its directors, providing coverage in an amount as determined by the Board of Directors. The Companies Law currently prohibits a company from indemnification, insurance or exculpation of an Office Holder of any of the following: breach of the fiduciary duty, intentional or reckless breach of the duty of care, an act performed with the intent to obtain an unlawful personal gain, or fine or penalty levied on the Office Holder; provided, however, that a company may indemnify or insure an Office Holder for breach of fiduciary duty, if the Office Holder acted in good faith and had reasonable cause to believe that the act would not prejudice the company. In addition, the Companies Law provides that a company may not agree in advance to exculpate a director from liability to the company in connection with breach of the duty of care in decisions relating to dividends, buybacks and the like.
      The Company’s advance indemnification undertaking is limited to specified categories of liability, which are described in Schedule A to the form of the Indemnification Agreements, and the maximum amount that the Company would be required to indemnify any director for any category is limited to $20 million. Under the Companies Law, an advance undertaking to indemnify regarding monetary liability imposed in favor of a third party in a judgment requires the Board of Directors to make a finding that the undertaking is limited to categories of events that the Board believes are foreseeable in light of the Company’s activities on the date of grant of the undertaking to indemnify and to an amount or in accordance with guidelines determined by the Board to be reasonable under the circumstances. The Board of Directors has reviewed the limits contained in the form of Indemnification Agreements and found them to be consistent with these Companies Law limitations.
Proposal
      We are proposing to adopt the following Ordinary Resolution:

“RESOLVED, that the Indemnification Agreements with each of the Company’s directors in the form attached as Exhibit A to the Company’s Proxy Statement dated , 2005, be, and they hereby are, approved.”

Vote Required
      The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required for the approval of the resolution to approve the Indemnification Agreements.
Board Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INDEMNIFICATION AGREEMENTS IN FAVOR OF THE COMPANY’S DIRECTORS.
PROPOSAL FIVE
RATIFICATION OF APPOINTMENT AND COMPENSATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2005, and to serve as auditors, within the meaning of the Israel’s Companies Law.
Former Independent Registered Public Accounting Firm
      For the fiscal year ended December 31, 2003, Ernst & Young LLP audited the financial statements of the Company. Ernst & Young had served as the Company’s independent registered public accounting firm since the Company’s inception in August 1995. On April 21, 2004, the Audit Committee of the Company accepted Ernst & Young’s resignation, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Ernst & Young’s resignation was due to preliminary discussions they were entering into with the Company with respect to a potential licensing transaction. The Ernst & Young LLP report on the financial statements for the two years ended December 31, 2003 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.
Fees Paid to Independent Registered Public Accounting Firm
      The following table summarizes the aggregate fees billed to the Company by Grant Thornton in 2004 and by its former independent registered public accounting firm Ernst & Young LLP, the member firms of Ernst & Young Global, and their respective affiliates (collectively, “Ernst & Young Entities”) for services rendered to the Company in 2003:

	2003	2004

Audit Fees	$240,000	$255,000
Audit-Related Fees	24,000	39,000
Tax Fees	166,000	4,000
All Other Fees	198,000	59,000

Total	$628,000	$357,000

      Audit Fees. This category includes the audit of BackWeb’s annual financial statements and review of financial statements included in BackWeb’s Quarterly Reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits. The amount in 2004 includes cash payments made to Ernst & Young Entities of $70,000.

      Audit-Related Fees. This category consists of assurance and related services by the Ernst & Young Entities that are reasonably related to the performance of the audit or review of BackWeb’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category related to preparation of financial statements in the Company’s international subsidiaries and other local compliance activities.
      Tax Fees. This category consists of professional services rendered by Ernst & Young Entities for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice. The amount in 2004 represents cash payments made to Ernst & Young Entities of $4,000.
      All Other Fees. This category consists of the aggregate fees billed for professional services rendered by Ernst & Young Entities, other than the services reported above. The services for the fees disclosed under this category include liquidation services for certain international subsidiaries, as well as other consulting services unrelated to audit and tax services. The amount in 2004 represents cash payments made to Ernst & Young Entities of $7,000.
Pre-Approval Process for Auditor Services
      The services performed by the Ernst & Young Entities in 2003 and Grant Thornton in 2004 were pre-approved in accordance with the pre-approval procedures adopted by the Audit Committee, with the exception of certain limited payroll tax work in the United Kingdom for the Company’s subsidiary located in the United Kingdom, which work was approved by the Audit Committee at its January 27, 2004 meeting. All requests for audit, audit-related, tax, and other services must be submitted to the Audit Committee for pre-approval with an estimate of fees for the services. Pre-approval is generally provided at regularly scheduled meetings.
Ratification of Independent Registered Public Accounting Firm
      The Board is seeking (1) ratification by the shareholders for the Audit Committee’s selection and appointment of Grant Thornton as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005, and (2) the authorization by the shareholders for the Audit Committee to enter into an agreement to pay the fees of Grant Thornton as the independent registered public accounting firm of the Company on customary terms. Shareholder ratification of the Company’s independent registered public accounting firm, including the authorization for the Audit Committee to enter into an agreement for their fees, is required under Israel’s Companies Law.
      If the shareholders do not approve the selection of Grant Thornton, the Audit Committee will reconsider its selection. Representatives of Grant Thornton are expected to be present at this Annual General Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. In accordance with Section 60(b) of Israel’s Companies Law, shareholders are invited to discuss the Company’s Consolidated Financial Statements for the year ended December 31, 2004, and questions regarding the financial statements may be addressed to us or to Grant Thornton.
Vote Required
      The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required for the ratification and approval of the appointment of Grant Thornton and the authorization of the Audit Committee to enter into an agreement with Grant Thornton with respect to its fees.
      THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005, AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO ENTER INTO AN AGREEMENT TO PAY THE FEES OF GRANT THORNTON.

OTHER INFORMATION
Executive Officers
      Biographical information for the current executive officers of the Company is set forth below, other than Mr. Heye whose biographical information is contained in Proposal One. Executive officers are designated as such and serve at the discretion of the Board, and until their successors have been duly elected and qualified, unless sooner removed by the Board.
      KEN HOLMES, age 39, became the Company’s Vice President, Finance on October 11, 2004. Prior to that, he served as the Company’s Senior Director of Finance and Corporate Controller from May 2003 through October 2004. Prior to BackWeb, from January 2001 through May 2003, Mr. Holmes was Chief Financial Officer of Project InVision, a project management software company. He was also the Senior Director of Finance at QuantumShift from February 1998 through December 2000, and has held finance positions at NeXT Software and Omnis Software. Mr. Holmes holds a B.S. in finance from The University of San Francisco.
      PETE SZALAY, age 43, became the Company’s Vice President of Sales and Marketing in October 2005. From October 2003 to September 2005, Mr. Szalay was Chief Executive Officer of Aramova, Inc., a provider of intelligent access management solutions; Mr. Szalay remains the Chairman of Aramova. Prior to Aramova, from January 2000 to September 2003, Mr. Szalay was a founder and Vice President of Sales and Marketing at Alopa Networks, a provider of middleware and client solutions to large telecommunications companies. Mr. Szalay has also held senior positions in sales, operations, and engineering at companies such as Ambit, Summit Design, Synopsys and TRW. Mr. Szalay holds a B.S.E.E. from UCLA, and an M.S.E.E. from the University of Southern California.
      MOSHE RACCAH, age 39, became the Company’s Vice President of Business Development and Professional Services in October 2005. From July 2001 to May 2005, Mr. Raccah was the Corporate Vice President of Strategic Alliances at Amdocs, a supplier of operations support software used by telecommunications service providers to deliver voice, data and wireless services. Prior to Amdocs, from July 1999 to March 2001, Mr. Raccah was the founder and CEO of Personetics, an Israeli software company focused on solutions for premier customer relationship commerce web sites. Prior to that, Mr. Raccah started and managed his own services company, Winsite, which was subsequently merged into what became Ness Ltd., a systems integrator. Mr. Raccah has also held senior management positions at Ipex Group, Microsoft Israel and Magic Software.
Relationship Among Directors or Executive Officers
      There are no family relationships between any director or executive officer and any other director or executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table shows the amount of our Ordinary Shares beneficially owned, as of November 16, 2005, by (1) persons known by us to own 5% or more of our Ordinary Shares, (2) each Named Executive Officer listed in the Summary Compensation Table below, (3) our directors and director nominees, and (4) our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC.
      Except as indicated below, the address for each listed director and executive officer is c/o BackWeb Technologies Ltd., 10 Ha’amal St., Park Afek, Rosh Ha’ayin 48092, Israel. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. The number of Ordinary Shares outstanding used in calculating the percentages in the table below includes the Ordinary Shares underlying options or warrants held by such person that are exercisable within 60 days of November 16, 2005, but excludes Ordinary Shares underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 41,125,540 Ordinary Shares outstanding as of November 16, 2005.

	Number of	Percentage of
	Ordinary Shares	Ordinary Shares
Beneficial Owner	Beneficially Owned	Beneficially Owned

5% or Greater Shareholders
EliBarkat Holdings Ltd.(1)	3,352,342	8.2%
8 Hamarpe Street Har Hotzvim Jerusalem 91450 Israel
Yuval 63 Holdings (1995) Ltd.(2)	3,352,342	8.2%
8 Hamarpe Street Har Hotzvim Jerusalem 91450 Israel
NirBarkat Holdings Ltd.(3)	3,352,342	8.2%
8 Hamarpe Street Har Hotzvim Jerusalem 91450 Israel
Named Executive Officers, Directors, and Director Nominees
Eli Barkat(4)	4,988,089	11.7%
Uday Bellary(5)	17,708	*
Amir Makleff(6)	17,708	*
Kara Andersen	—	—
William Heye(7)	637,406	1.5%
Ken Holmes(8)	163,083	*
Erez Lorber	12,631	*
Michael A. Morgan	31,632	*
Executive officers and current directors as a group (7 persons)(9)	5,823,994	13.5%

*	Less than 1%

(1)	Eli Barkat substantially controls the voting power of EliBarkat Holdings Ltd. The shares listed in the table above for EliBarkat Holdings Ltd. do not include (1) 548,131 Ordinary Shares owned directly by Mr. Barkat, (2) 1,000 Ordinary Shares owned directly by Mr. Barkat’s wife, with respect to which he disclaims beneficial ownership, (3) and 606,592 Ordinary Shares held by BRM Technologies Ltd. in which EliBarkat Holdings Ltd. is a shareholder, with respect to which shares Mr. Barkat and EliBarkat Holdings Ltd. disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address of EliBarkat Holdings Ltd. is 2077 Gateway Place, Suite 500, San Jose, CA 95110.

(2)	Yuval Rakavy, a former BackWeb director, owns substantially all of the equity and voting power of Yuval Rakavy Ltd., the parent company of Yuval 63 Holdings (1995) Ltd. The shares listed in the table above for Yuval 63 Holdings (1995) Ltd. do not include 606,592 Ordinary Shares held by BRM Technologies Ltd. in which Yuval 63 Holdings (1995) Ltd. is a shareholder, with respect to which shares Mr. Rakavy and Yuval 63 Holdings (1995) Ltd. disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address of Yuval 63 Holdings (1995) Ltd. is 2077 Gateway Place, Suite 500, San Jose, CA 95110.

(3)	Nir Barkat, a former BackWeb director, owns substantially all of the equity and voting power of Nir Barkat Ltd., the parent company of NirBarkat Holdings Ltd. Nir Barkat is the brother of Eli Barkat, our Chairman and former Chief Executive Officer. The shares listed in the table above for Nir Barkat Ltd. do not include 606,592 Ordinary Shares held by BRM Technologies Ltd. in which Nir Barkat Ltd. is a shareholder, with respect to which shares Mr. Barkat and Nir Barkat Ltd. disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address of Nir Barkat Ltd. is 2077 Gateway Place, Suite 500, San Jose, CA 95110.

(4)	The shares listed in the table above for Eli Barkat include 3,352,342 Ordinary Shares held by EliBarkat Holdings Ltd., an entity substantially controlled by Eli Barkat, 1,000 Ordinary Shares owned directly by Mr. Barkat’s wife, with respect to which he disclaims beneficial ownership, and options to purchase 1,342,812 Ordinary Shares that are exercisable within 60 days of November 16, 2005. The shares listed in the table above for Eli Barkat do not include 606,592 Ordinary Shares held by BRM Technologies Ltd. in which EliBarkat Holdings Ltd., an entity substantially controlled by Mr. Barkat, is a shareholder, with respect to which shares Mr. Barkat and EliBarkat Holdings Ltd. disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(5)	The shares listed in the table above for Mr. Bellary consist of options to purchase 17,708 Ordinary Shares that are exercisable within 60 days of November 16, 2005.

(6)	The shares listed in the table above for Mr. Makleff consist of options to purchase 17,708 Ordinary Shares that are exercisable within 60 days of November 16, 2005.

(7)	The shares listed in the table above for Mr. Heye include options to purchase 630,739 Ordinary Shares that are exercisable within 60 days of November 16, 2005.

(8)	The shares listed in the table above for Mr. Holmes include options to purchase 153,083 Ordinary Shares that are exercisable within 60 days of November 16, 2005.

(9)	The shares listed in the table above for our executive officers and directors as a group include options to purchase 2,162,050 Ordinary Shares that are exercisable within 60 days of November 16, 2005.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Ordinary Shares to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to its fiscal year ended December 31, 2004, all filing requirements applicable to its executive officers, directors and 10% shareholders were met, with the exception of late filings for Eli Barkat for the disposition of shares on November 10, 2004, November 12, 2004 and November 16, 2004.

EXECUTIVE COMPENSATION
      The following table sets forth the compensation earned for services rendered to us in all capacities for the fiscal years ended December 31, 2004, 2003, and 2002 by our two former Chief Executive Officers who served in such capacity during 2004, our former Chief Financial Officer, our current Chief Executive Officer, and the Company’s one other executive officer who was serving as an executive officer of the Company as of December 31, 2004 (collectively, referred to as “Named Executive Officers” in this Proxy Statement):
SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
		Annual Compensation			Awards

				Other Annual	Securities
				Compensation	Underlying
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(6)	Options (#)

Eli Barkat(1)	2004	97,542	—	—	15,000
Chairman and former Chief Executive Officer	2003	259,200	85,000	—	—
	2002	281,264	—	—	725,000
Erez Lorber(2)	2004	177,808	12,000	193,842	—
Former Chief Executive Officer	2003	193,500	25,755	69,600	400,000
	2002	199,771	29,812	19,377	37,500
William Heye(3)	2004	180,000	44,126	11,763	700,000
Chief Executive Officer	2003	180,000	13,771	50,977	60,000
	2002	167,250	25,001	1,752	37,500
Ken Holmes(4)	2004	155,000	25,480	—	193,000
Vice President, Finance	2003	99,260	9,141	—	66,000
	2002	—	—	—	—
Michael A. Morgan(5)	2004	158,333	34,228	74,314	—
Former Chief Finance Officer	2003	190,000	41,120	—	40,000
	2002	69,910	12,380	—	250,000

(1)	Mr. Barkat resigned as Chief Executive Officer on January 1, 2004. Mr. Barkat received a salary through June 30, 2004, and thereafter was compensated in similarly to other directors with no salary paid to him by us after that date.

(2)	Mr. Lorber succeeded Mr. Barkat as Chief Executive Office in January 2004. Prior to that, Mr. Lorber served as Vice President, Worldwide Sales and Business Development from October 2002 through December 2003. From May 2000 to September 2002, Mr. Lorber served as our Vice President, Business Development.

(3)	Mr. Heye succeeded Mr. Lorber as Chief Executive Officer in October 2004.

(4)	Mr. Holmes joined BackWeb in May 2003.

(5)	Mr. Morgan resigned as Chief Financial Officer on October 8, 2004. Mr. Morgan joined BackWeb in August 2002.

(6)	The “Other Annual Compensation” column includes commission payments, severance payments, and vacation payout amounts.
Stock Option Grants in Last Fiscal Year
      The following table presents each grant of stock options to each of our Named Executive Officers under our 1996 Israel Stock Option Plan and 1998 United States Stock Option Plan (collectively, the “Option Plans”) during the fiscal year ended December 31, 2004, including the potential realizable value of the options at assumed 5% and 10% annual rates of appreciation over the term of the option, compounded annually. These rates of returns are mandated by the rules of the SEC and do not represent our estimate or projections of our future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of our Ordinary Shares.
      Percentages shown under “Percent of Total Options Granted to Employees in Fiscal Year” are based on options to purchase an aggregate of 3,352,500 Ordinary Shares granted to employees of the Company under the Option Plans during the fiscal year ended December 31, 2004.
      The exercise price of each option was equal to the closing sale price of our Ordinary Shares as quoted on the Nasdaq SmallCap Market the day before the date of grant. The exercise price for an option may be paid in cash, check, in shares of our Ordinary Shares valued at fair market value on the exercise date, a reduction in Company liability to the optionee or any combination of these methods of payment.

						Potential Realizable
						Value at Assumed
	Number of	Percent of				Annual Rates of Stock
	Securities	Total Options				Price Appreciation for
	Underlying	Granted to	Exercise or			Option Term
	Options	Employees in	Base Price		Expiration
Name	Granted (#)	Fiscal Year	($/Share)	Grant Date	Date	5%	10%

Eli Barkat	15,000	0.4%	$0.40	8/10/04	8/10/11	$2,443	$5,692
Erez Lorber	—	—	—	—	—	—	—
William Heye	700,000	20.9%	0.39	11/4/04	11/4/11	111,138	259,000
Ken Holmes	193,000	5.8%	0.39	11/4/04	11/4/11	30,642	71,410
Michael A. Morgan	—	—	—	—	—	—	—
      Mr. Barkat’s options shown on the table above have a term of seven years and vest as to 25% of the Ordinary Shares subject to the option on the first anniversary of the grant date and as to 1/48 of the Ordinary Shares subject to the option each month thereafter until the option is fully vested four years from the grant date.
      Mr. Heye’s options shown on the table above have a term of seven years and vest as to 33% of the Ordinary Shares subject to the option on the first anniversary of the grant date and as to 1/36 of the Ordinary Shares subject to the option each month thereafter until the option is fully vested three years from the grant date.
      Mr. Holmes’ options shown on the table above have a term of seven years and vest as to 50% of the Ordinary Shares subject to the option on the first anniversary of the grant date and as to 1/24 of the Ordinary Shares subject to the option each month thereafter until the option is fully vested two years from the grant date.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
      None of the Named Executive Officers exercised any of his options during the fiscal year ended December 31, 2004. The following table sets forth the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of December 31, 2004.
      Amounts shown under the column “Value of Unexercised In-the-Money Options at Fiscal Year End” are based on the fair market value, i.e. the closing sale price, of our Ordinary Shares as quoted on the Nasdaq

SmallCap Market on December 31, 2004 (which was $0.70 per Ordinary Share), less the exercise price payable for such Ordinary Shares.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at Fiscal Year End		Fiscal Year End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Eli Barkat	1,114,062	600,938	$—	$4,500
Erez Lorber	281,874	565,626	84,687	167,688
William Heye	298,000	867,500	3,750	228,250
Ken Holmes	24,000	235,000	2,025	63,205
Michael A. Morgan	106,717	206,667	88,333	182,667
Employment Agreements and Change of Control Arrangements
      Mr. Heye’s current base salary is $180,000 and his bonus for 2005 may be up to $144,000 and will be determined according to the terms of BackWeb’s 2005 variable compensation plan. Mr. Heye’s employment is at will and may be terminated at any time, with or without formal cause.
      Mr. Holmes’ current base salary is $155,000 and his bonus for 2005 may be up to $72,000 and will be determined according to the terms of BackWeb’s 2005 variable compensation plan. Mr. Holmes’s employment is at will and may be terminated at any time, with or without formal cause.
Compensation Committee Interlocks and Insider Participation
      Messrs. Bellary and Makleff are the current members of the Compensation Committee of our Board of Directors. Neither has ever been one of our officers or employees nor during the past fiscal year had any other interlocking relationships as defined by the SEC. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. We expect Ms. Andersen to become a member of the Compensation Committee following the Annual General Meeting if our shareholders elect her to the Board.
REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
      The Compensation Committee of the Board is providing the following report on executive compensation in accordance with the rules and regulations of the SEC. This report outlines the policies of the Compensation Committee with respect to executive compensation, the various components of the Company’s compensation program for executive officers, and the basis on which the compensation for each individual who served as the Company’s Chief Executive Officer during 2004 was determined.
      The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.
General
      The Compensation Committee’s functions include:

•	determining all forms of compensation of the Company’s Chief Executive Officer;

•	reviewing and approving all forms of compensation for the other executive officers, including salary, bonuses and stock options;

•	consulting with management regarding compensation and benefits for non-executive officers and other employees; and

•	overseeing our compensation and benefits policies generally.
Compensation Policies
      The Company’s executive compensation policies have two principal goals: (1) attracting, rewarding and retaining executives, and (2) motivating executives to achieve short-term and long-term corporate goals that enhance shareholder value. Accordingly, the Compensation Committee’s objectives are to:

•	offer compensation opportunities that attract and retain executives whose abilities are critical to the Company’s long-term success and motivate individuals to perform at their highest level;

•	tie in a significant portion of the executive’s total compensation to achievement of financial, organizational, management and personal performance goals; and

•	reward outstanding individual performance by an executive officer that contributes to the Company’s long-term success.
Compensation of Executive Officers Generally
      The Company’s compensation program for its executives emphasizes variable compensation, primarily through grants of short- and long-term performance-based incentives. Executive compensation generally consists of the following: (1) base salary; (2) incentive bonuses; and (3) long-term equity incentive awards in the form of stock option grants. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements.
      Base Salary. Base salary levels for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Board (through the Compensation Committee or in its entirety) believes reflect market salaries for similar executive officers at comparable companies. Commercially available compensation surveys are used, when appropriate, to determine that such range is at or near the levels paid by comparable companies engaged in the software industry and located within comparable geographical locations. The Board does not use formulas but instead exercises its judgment based on considerations including overall responsibilities and the importance of these responsibilities to the Company’s success, experience and ability, past short-term and long-term job performance and salary history. In addition, in reviewing executive salaries generally and in setting the salary of the Chief Executive Officer, the Compensation Committee generally takes into account the Company’s past financial performance and future expectations, as well as changes in the executives’ responsibilities.
      Incentive Bonuses. The Compensation Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year and to bring the total cash-based compensation to market levels. A portion of these bonuses are awarded if the Company achieves or exceeds certain corporate performance objectives and a portion of these bonuses are awarded if the executive achieves or exceeds certain personal goals.
      Equity Incentives. Stock options are used by the Company as long-term compensation to provide a stock-based incentive to improve the Company’s financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individuals’ actual and/or potential contributions to the Company and the Company’s financial performance. Stock options are designed to align the interests of the Company’s executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of its Ordinary Shares, and hence, the shareholders’ return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company. The Committee recommended and the Board approved option grants in connection with certain incentive programs for the Company’s executive officers as described more fully in the section “Stock Option Grants in Last Fiscal Year” in this Proxy Statement.
Compensation of the Chief Executive Officer
      The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance, its expectation of his future contributions to the Company’s performance and the compensation paid to chief executive officers of comparable companies. Erez Lorber served as the Company’s Chief Executive Officer from January 1, 2004 through October 11, 2004. For 2004, the Compensation Committee recommended, and the Audit Committee and Board approved, setting the base salary of Mr. Lorber at $230,000, with the potential for a bonus of up to $137,000. Mr. Lorber received a performance bonus of $12,000 during 2004 as directed by the Board. The Compensation Committee believes the compensation paid to Mr. Lorber for 2004 was reasonable.
      Mr. Heye became our Chief Executive Officer on October 11, 2004. In connection with this appointment and based on a review of the market for comparable positions, the Compensation Committee recommended, and the Board approved, setting the base salary of Mr. Heye at $180,000, with the potential for a bonus of up to $144,000, which includes a draw each quarter of $12,500 against an annual total bonus. Mr. Heye’s bonus is based upon BackWeb meeting certain specified milestones related to 2005 annual revenue, BackWeb’s cash balance at the end of fiscal year 2005 and attainment of an additional business objectives. In addition, in November 2004, Mr. Heye was granted an option to purchase 700,000 of our Ordinary Shares which vest over a three-year period due to the significant elevation in his role and responsibility within the Company.
Policy with Respect to Qualifying Compensation for Deductibility
      Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its chief executive officer or any of its other four most highly compensated executive officers in a single year. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, may be appropriate in the future.

SUBMITTED BY THE COMPENSATION COMMITTEE

Amir Makleff, Chairman
Uday Bellary

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The Audit Committee of the Company’s Board is providing the following report in accordance with the rules and regulations of the SEC. The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.
Role of the Audit Committee
      The purpose of the Audit Committee is to assist the Board of Directors in its oversight of our accounting and financial reporting processes, the audits of our financial statements, and our system of internal controls. The Audit Committee’s primary responsibilities are to:

•	appoint, compensate, and oversee the work of the independent registered public accounting firm;

•	review the independent registered public accounting firm’s activities, performance, independence and fee arrangements;

•	request certain information from, and discuss certain matters with, the independent registered public accounting firm as required by applicable accounting standards; and

•	review with management, before release, our audited annual financial statements and unaudited interim financial statements, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our annual report on Form 10-K and quarterly reports on Form 10-Q.
      In addition, under the Companies Law, the Audit Committee is required to monitor any deficiencies in the administration of the Company, including by consulting with the internal auditor, and to review and approve related party transactions (such as transactions with Office Holders or with controlling shareholders).
      Management is responsible for: (1) the preparation and presentation of our financial statements; (2) our accounting and disclosure principles; and (3) our internal controls over financial reporting designed to ensure compliance with accounting standards, applicable laws and regulations. Grant Thornton LLP, our independent registered public accounting firm for fiscal 2004, was responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2004
      Our Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has also received written disclosures and the letter from Grant Thornton as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Grant Thornton their independence from us.
      Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors, and it approved and ratified, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.
      Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Grant Thornton was in fact “independent.”

SUBMITTED BY THE AUDIT COMMITTEE

Uday Bellary, Chairman
Amir Makleff

STOCK PERFORMANCE GRAPH
      The graph below compares the cumulative total shareholder return on the Company’s Ordinary Shares with the cumulative total return on The Nasdaq Composite Index and the Nasdaq Computer & Data Processing Stocks Index. The period shown commences on June 11, 1999, the date that the Company’s Ordinary Shares were first traded on a public market. The graph assumes an investment of $100.00 on June 11, 1999. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Ordinary Shares.

	6/11/1999	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

BackWeb	$100.00	$351.04	$56.25	$11.25	$1.92	$10.83	TBD

Nasdaq Computer & Data Processing Stocks Index	100.00	204.70	93.92	75.62	52.15	68.70	TBD

Nasdaq Stock Market (U.S.)	100.00	166.73	100.55	79.77	55.15	82.45	TBD

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, this Comparative Performance Graph shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

DEADLINE FOR FUTURE PROPOSALS OF SHAREHOLDERS
      Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the 2006 Annual General Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by the Secretary of the Company at the Company’s principal executive offices in Israel or at the offices of the Company’s U.S. subsidiary not later than July      , 2006 Shareholders wishing to bring a proposal before our 2006 Annual General Meeting of Shareholders (but not include it in our proxy materials) must provide written notice of the proposal to the Secretary of the Company at the Company’s principal executive offices in Israel or at the offices of the Company’s U.S. subsidiary not later than September      , 2006. In order to curtail controversy as to the date upon which such written notice is received by the Company or its U.S. subsidiary, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested, or a similar method which confirms the date of receipt.
OTHER PROPOSED ACTION
      The Board is not aware of any other matters to be presented at the meeting.

Exhibit A
FORM OF DIRECTOR
INSURANCE, INDEMNIFICATION AND EXCULPATION AGREEMENT
      AGREEMENT, dated as of                     , between BackWeb Technologies Ltd., an Israeli company (the “Company”), and [insert name of director], a director of the Company (the “Indemnitee”).

WHEREAS,	Indemnitee is an Office Holder of the Company; and

WHEREAS,	both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against Office Holders of public companies; and

WHEREAS,	the Articles of Association of the Company authorize the Company to insure, indemnify and exculpate directors; and

WHEREAS,	in recognition of Indemnitee’s need for substantial protection against personal liability in order to assure Indemnitee’s continued service to the Company in an effective manner and Indemnitee’s reliance on the aforesaid Articles of Association and, in part, to provide Indemnitee with specific contractual assurance that the protection promised by the Articles of Association will be available to Indemnitee (regardless of, among other things, any amendment to or revocation or any change in the composition of the Company’s Board of Directors or acquisition of the Company), the Company wishes to provide in this Agreement for the insurance, indemnification and exculpation of Indemnitee to the fullest extent permitted by law from time to time and as set forth in this Agreement.
      NOW, THEREFORE, in consideration of the foregoing premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS.
      1.1     Change in Control: shall be deemed to have occurred if: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
      1.2     Expense: includes reasonable legal costs, including attorneys’ fees, expended by an Office Holder or for which an Office Holder has been charged by a court, or in connection with an investigation or other proceeding by a competent authority.

      1.3     Office Holder: as such term is defined in the Companies Law — 5759-1999.

2.	INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.
      2.1     The Company hereby undertakes to indemnify the Indemnitee to the fullest extent permitted by applicable law from time to time, for any liability and Expense that may be imposed on Indemnitee due to an act performed or failure to act by him in his capacity as an Office Holder of the Company or any subsidiary of the Company or any entity in which Indemnitee serves as an Office Holder at the request of the Company either prior to or after the date hereof, for any event against which indemnification is available or permitted by law to be provided to an Office Holder (“Indemnifiable Events”), including without limitation the following:

2.1.1 monetary liability imposed on an Office Holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

2.1.2 reasonable legal costs, including attorney’s fees, expended by the Indemnitee as a result of an investigation or proceeding instituted against the Indemnitee by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the Indemnitee and either (A) no financial liability was imposed on the Indemnitee in lieu of criminal proceedings, or (B) financial liability was imposed on the Indemnitee in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent; and

2.1.3 reasonable legal costs, including attorney’s fees, expended by the Indemnitee or for which the Indemnitee is charged by a court, (a) in an action brought against the Indemnitee by or on behalf of the Company or a third party, or (b) in a criminal action in which the Indemnitee is found innocent, or (c) in a criminal action in which the Indemnitee is convicted and in which a proof of criminal intent is not required.
      2.2     The indemnification undertaking made by the Company shall be only with respect to such events as are described in Schedule A hereto. The maximum amount payable by the Company under this Agreement for each event described in Schedule A shall be as set forth in Schedule A. The indemnification provided herein shall not be subject to the limitations imposed by this Section 2.2 and Schedule A if and to the extent such limits are no longer required by law.
      2.3     If so requested by Indemnitee, the Company shall advance an amount (or amounts) estimated by it to cover Indemnitee’s Expenses, including attorneys’ fees, with respect to which Indemnitee is entitled to be indemnified under Paragraph 2.1 above. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than fifteen (15) days after written demand by such Indemnitee therefor to the Company.
      2.4     The Company’s obligation to indemnify Indemnitee and advance Expenses in accordance with this Agreement shall be for such period as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the foregoing positions, whether or not Indemnitee is still serving in such positions.
      2.5     The Company undertakes that as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, the Company will purchase and maintain in effect directors and Office Holders liability insurance to cover the liability of Indemnitee, providing coverage in amounts as determined by the Board of Directors of the Company in its sole discretion; provided, that, the Company shall have no obligation to obtain or maintain directors and officers insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. The Company undertakes to give prompt written notice of the commencement of any claim hereunder to the insurers in accordance with the procedures set forth in each of the policies.

3.	GENERAL LIMITATIONS ON INDEMNIFICATION.
      3.1     If, when and to the extent that the Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (unless Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, in which event Indemnitee shall not be required to so reimburse the Company until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed) and shall not be obligated to indemnify or advance any additional amounts to Indemnitee (unless there has been a determination by a court or competent jurisdiction that the Indemnitee would be permitted to be so indemnified under this Agreement).
      3.2     The Company undertakes that in the event of a Change in Control of the Company, the Company’s obligations under this Agreement shall continue to be in effect following such Change in Control, and the Company shall take all necessary action to ensure that the party acquiring control of the Company shall independently undertake to continue in effect such Agreement, to maintain the provisions of the Articles of Association allowing indemnification and to indemnify Indemnitee in the event that the Company shall not have sufficient funds or otherwise shall not be able to fulfill its obligations hereunder.

4.	NO MODIFICATION.
      4.1     No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

5.	SUBROGATION.
      5.1     In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.	REIMBURSEMENT.
      6.1     The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified the Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee.

7.	EFFECTIVENESS.
      7.1     Subject to the receipt of all the required approvals in accordance with the Israeli Law, including the approvals of the audit committee, the Board of Directors and to the same extent required, by the shareholders of the Company, this Agreement shall be in full force and effect as of the date hereof.

8.	NOTIFICATION AND DEFENSE OF CLAIM.
      8.1     Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement hereof; but the omission so to notify the Company will not relieve it from any liability which it may have the Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof and without limitation of Section 2.1:

8.1.1 The Company will be entitled to participate therein at its own expense; and

8.1.2 Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless: (i) the employment of counsel by Indemnitee has been authorized by the Company; (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action; or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have made the conclusion provided for in (ii) above.
      8.2     The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

9.	NON-EXCLUSIVITY.
      9.1     The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights he or she may have under the Company’s Articles of Association or applicable law or otherwise, and to the extent that during the Indemnification Period the rights of the then existing directors and Office Holders are more favorable to such directors or Office Holders than the rights currently provided thereunder or under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable rights.

10.	BINDING EFFECT.
      10.1     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs and personal and legal representatives. This Agreement shall continue in effect during the Indemnification Period, regardless of whether Indemnitee continues to serve as an Office Holder or director of the Company or of any other enterprise at the Company’s request.

11.	SEVERABILITY.
      11.1     The provisions of this Agreement shall be severable in the event that any provision hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

12.	GOVERNING LAW, JURISDICTION.
      12.1     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel-Aviv in any action related to this Agreement.

13.	ENTIRE AGREEMENT AND TERMINATION.
      13.1 This Agreement represents the entire agreement between the parties; and there are no other agreements, contracts or understandings between the parties with respect to the subject matter of this Agreement. No termination or cancellation of this Agreement shall be effective unless in writing and signed by both parties hereto.

BackWeb Technologies Ltd.

By:

Signature:

[Name of director]

Signature:

SCHEDULE A

1.	Negotiations, execution, delivery and performance of agreements on behalf of the Company	$20,000,000
2.	Anti-competitive acts and acts of commercial wrongdoing	$20,000,000
3.	Acts in regard of invasion of privacy including with respect to databases and acts in regard of slander	$20,000,000
4.	Acts in regard of violation of copyrights, patents, designs and any other intellectual property rights	$20,000,000
5.	Approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision	$20,000,000
6.	Claims of failure to exercise business judgement and a reasonable level of proficiency, expertise and care in regard of the Company’s business	$20,000,000
7.	Violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims, failure to comply with SEC disclosure rules and other claims relating to relationships with investors and the investment community	$20,000,000
8.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction	$20,000,000
9.	Claims in connection with publishing or providing any information, including any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws	$20,000,000
10.	Violations of any law or regulation governing domestic and international telecommunication in any jurisdiction	$20,000,000
11.	Claims in connection with employment relationships with Company’s or its subsidiaries’ employees	$20,000,000

BACKWEB TECHNOLOGIES LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS, DECEMBER 29, 2005
P R O X Y
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
BACKWEB TECHNOLOGIES LTD.
PROXY
The undersigned shareholder revokes all previous proxies, acknowledges receipt of the notice of the Annual General Meeting of Shareholders to be held Thursday, December 29, 2005 and the Proxy Statement related thereto and appoints William Heye, Ken Holmes and Boaz Hamo, and each of them, with full power of substitution, the proxy of the undersigned, with full power of substitution, to vote all Ordinary Shares of BackWeb Technologies Ltd. which the undersigned is entitled to vote, either on his own behalf or on behalf of an entity or entities, at the Annual General Meeting of Shareholders of the Company to be held at 10 Ha’amal St., Park Afek, Rosh Ha’ayin 48092, Israel on Thursday, December 29, 2005 at 4:00 p.m., local time, and at any adjournment or postponement thereof.
I hereby vote my Ordinary Shares of BackWeb Technologies Ltd. as specified on the reverse side of this card.
Address change information: MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE [ ]
SEE REVERSE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE
[X] Please mark votes as in this example.
The Board of Directors recommends a vote FOR each of the matters listed below. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR Proposals No. 1, 2, 3, 4 and 5 if no specification is made. In addition, unless the undersigned has marked YES next to Item 6 below, the undersigned confirms that the undersigned is NOT a controlling shareholder of the Company (in general, a person will be deemed a controlling shareholder if he/she/it has the power to direct the activities of the Company, otherwise than by reason of being a director or other office holder of the Company).

		FOR	WITHHOLD AUTHORITY

1.	Re-election of Eli Barkat as a Class III director (term through the 2008 Annual General Meeting of Shareholders)	☐	☐

		FOR	WITHHOLD AUTHORITY

2.	Election of Kara Andersen as an Outside Director	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval of an amendment to the Company’s Articles of Association regarding director and officer insurance, indemnification and exculpation	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Approval of insurance, indemnification and exculpation agreements with each of the Company’s directors	☐	☐	☐

		FOR	AGAINST	ABSTAIN

5.	Ratification of Audit Committee selection and appointment of Grant Thornton LLP as independent registered public accounting firm for the 2005 fiscal year and authorization for the Audit Committee to enter into an agreement to pay the fees of Grant Thornton on customary terms.	☐	☐	☐

		YES	NO

6.	I am a controlling shareholder of the Company	☐	☐

Signature(s):	Date:

Note: Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee or in other representative capacity, sign name and title.